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                                                                    EXHIBIT 11.1

                             CV THERAPEUTICS, INC.
                       COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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                                                              -----------------------------------------------------
                                                                                                NINE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                              -------------------------------  --------------------
                                                                   1993       1994       1995       1995       1996
                                                              ---------  ---------  ---------  ---------  ---------
Historical:
  Weighted average common stock outstanding:................        235        248        335        320        386
    Shares related to Staff Accounting Bulletins Nos. 55, 64
     and 83:
      Stock Options.........................................        340        340        340        340        340
      Warrants..............................................        965        965        965        965        965
                                                              ---------  ---------  ---------  ---------  ---------
Total shares used in calculating net loss per share.........      1,540      1,553      1,640      1,625      1,691
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Net loss....................................................  $  (5,517) $ (11,367) $ (16,724) $ (12,754) $  (8,367)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Net loss per share..........................................  $   (3.58) $   (7.32) $  (10.20) $   (7.85) $   (4.95)
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Pro forma:
  Shares used in calculating net loss per share (per
   above)...................................................                            1,640      1,625      1,691
  Preferred Stock if-converted:.............................                            2,221      2,155      3,017
                                                                                    ---------  ---------  ---------
Total shares used in calculating pro forma net loss
 per share..................................................                            3,861      3,780      4,708
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Net loss....................................................                        $ (16,724) $ (12,754) $  (8,367)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Pro forma net loss per share................................                        $   (4.33) $   (3.37) $   (1.78)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
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